Exhibit 10.1
SENIOR PROMISSORY NOTE

$____________	October 1, 2008

Home System Group, a Nevada corporation ("Maker"), hereby promises to pay to __________________________ ("Holder"), at ___________ or at such other address as may be specified by Holder, the principal sum of__________________, without interest, in lawful money of the United States of America.

This Note is being issued by Maker as payment under that certain Stock Purchase Agreement dated September 23, 2008 (the “Agreement”), among Maker, Asia Forever Investment Limited, a Hong Kong corporation,  Liming Jiao and Xiaohong Chen. This Note is being issued by Maker on the closing date of the Agreement (the “Closing Date”).

The principal indebtedness evidenced by this Note shall not bear interest.  Principal shall be payable as follows:  25% payable on or before December 31, 2008, the remaining principal amount to be repaid in three semi-annual installments with the final installment and balance under this Note due on or before the second anniversary of the Closing Date (the “Maturity Date”).

This Note may be prepaid in full, or in part, at any time.

Upon failure of Maker to pay any installment in full when due, Holder may, by notice to Maker, accelerate the obligation of Maker to pay the entire balance of this Note, and upon such acceleration there shall be due to Holder the entire balance of this Note.

This Note is not transferable.  Payment of or on account of principal on this Note shall be made only to or upon the order in writing of the registered Holder.

The provisions of this Note and of all agreements now or hereafter existing between Maker and Holder are hereby expressly limited so that in no event whatever shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the sums evidenced by this Note exceed the maximum amount permissible under applicable law.  If from any circumstance whatever the performance or fulfillment of any provision of this Note, or of any other agreement between Maker and Holder, should involve or purport to require any payment in excess of the limit prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Holder should ever receive as interest an amount which would exceed the highest lawful rate, then the amount which would be excessive interest shall be applied to the reduction of principal (or, at Maker's option, be paid over to Maker) and shall not be counted as interest.

Maker hereby waives presentment, protest, demand or notice of any kind in connection with any failure to pay when due the indebtedness evidenced by this Note.

Regardless of the place of its execution, this Note shall be construed in accordance with the laws of the State of Nevada.

HOME SYSTEM GROUP

By:
Name: Fuying Wang
Title: Chief Executive Officer